Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 30,000,000 shares of Common Stock pertaining to the 2009 Incentive Compensation Plan of Archer-Daniels-Midland Company of our reports dated August 27, 2010, with respect to the consolidated financial statements and schedule of Archer-Daniels-Midland Company and the effectiveness of internal control over financial reporting of Archer-Daniels-Midland Company included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
August 27, 2010